Exhibit 99

Dollar General Corporation Reports Record Third Quarter Sales and Earnings; Announces $500 Million Share Repurchase Authorization

  Third Quarter Same-Store Sales Increased 6.3%; Total Sales Improved 11.5%
  Operating Profit Increased 13% to $311 Million, or 8.6% of Sales
  Adjusted Net Income Increased 29% to $172 Million, or $0.50 per Diluted Share
  Net Income Increased 34% to $171 Million, or $0.50 per Diluted Share
  Company Raises Fiscal 2011 Financial Outlook

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--December 5, 2011--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2011 third quarter (13 weeks) ended October 28, 2011. Net income was $171 million, or diluted earnings per share (“EPS”) of $0.50, compared to net income of $128 million, or diluted EPS of $0.37, in the third quarter (13 weeks) of fiscal 2010. Excluding expenses in the 2011 third quarter of $0.9 million ($0.7 million, net of income taxes) relating to a secondary offering of the Company’s common stock by certain selling shareholders and excluding losses in the 2010 third quarter of $8 million ($5 million, net of income taxes) relating to the early repayment of long-term obligations, net income increased 29 percent.

“Dollar General delivered another great quarter, and we expect to continue to build upon our strong track record of delivering excellent results for our shareholders,” said Rick Dreiling, chairman and chief executive officer. “Our same-store sales increased 6.3 percent in the third quarter, representing our third consecutive quarter of accelerating same-store sales growth and demonstrating our ability to balance the challenges of pricing and rising input costs. Based on these results, we are raising our full year adjusted earnings per share guidance to the range of $2.29 to $2.32.

“I am also pleased to announce that, given this continued strong financial performance, our Board of Directors has approved a new program authorizing the Company to repurchase up to $500 million of our common stock. We expect that any share repurchases would be carried out in a manner that will enable us to continue to invest prudently in our stores and infrastructure to support sustainable growth for the long term.

“For the holiday season and into 2012, we expect our customers to remain very interested in value and in ways to make their dollars go further. November sales were strong. Our Thanksgiving week and Black Friday sales suggest that we are well positioned to meet our customers’ expectations."

Third Quarter 2011 Financial Results

Sales increased 11.5 percent to $3.60 billion in the 2011 third quarter compared to $3.22 billion in the 2010 third quarter. Same-store sales increased 6.3 percent in the 2011 quarter and 4.2 percent in the 2010 quarter, with increases in customer traffic and average transaction amount contributing to the growth in both periods. Consumables sales continued to increase at a higher rate than non-consumables in the 2011 quarter, with the most significant growth in candy and snacks, perishables, packaged foods, health care and pet supplies. Sales in the Company’s seasonal and home categories reflected favorable trends in several departments, including hardware, stationery, sundries and domestics, while apparel sales decreased, in part, due to continued weakness in discretionary spending by consumers.

Gross profit, as a percentage of sales, was 31.0 percent in the 2011 third quarter compared to 31.4 percent in the 2010 third quarter, a decrease of 31 basis points. Cost of goods sold included a charge in the 2011 third quarter of $11 million to increase the Company’s LIFO reserve. In addition, consumables, which generally have lower markups than non-consumables, continued to increase as a percentage of sales, and transportation costs were impacted by higher rates for fuel. These factors were partially offset by decreased inventory shrinkage, selective price increases and lower distribution center costs, as a percentage of sales.

Selling, general and administrative expenses (“SG&A”), as a percentage of sales, were 22.4 percent in the 2011 third quarter compared to 22.8 percent in the 2010 third quarter, a decrease of 45 basis points. The decline in SG&A, as a percentage of sales, was largely due to the impact of increased sales and improved utilization of retail store labor, resulting primarily from the Company’s new workforce management initiatives. A decrease in incentive compensation, as well as other cost reduction and productivity initiatives, including the impact of energy management and recycling, favorably impacted SG&A, as a percentage of sales, in the 2011 quarter. These improvements were partially offset by increased depreciation and amortization costs, store data communications costs and charges resulting from an increase in customers’ usage of debit cards.

Operating profit increased by 13 percent to $311 million, or 8.6 percent of sales, in the 2011 third quarter, compared to $274 million, or 8.5 percent of sales, in the 2010 third quarter.

Interest expense was $39 million in the 2011 third quarter, compared to $67 million in the 2010 third quarter. The decrease in the 2011 period from the 2010 period was due to lower outstanding borrowings, resulting from the Company’s repurchases of indebtedness in 2011 and 2010 and lower all-in interest rates on its term loan primarily due to reduced notional amounts on interest rate swaps.

The effective income tax rate increased to 37.1 percent for the 2011 period compared to 35.6 percent for the 2010 period. The 2010 period included the elimination of selected income tax reserves upon the effective resolution of previously uncertain tax positions that did not reoccur in the 2011 period.

39-Week Period Results

For the 39-week period ended October 28, 2011, total sales increased 11.2 percent over the comparable 2010 period, to $10.62 billion, including an increase in same-store sales of 5.9 percent.

Gross profit, as a percentage of sales, was 31.6 percent in the 2011 39-week period compared to 31.9 percent in the 2010 period, a decrease of 35 basis points. The Company recorded increases to its LIFO reserve of $25.4 million in the 2011 period compared to $0.7 million in the 2010 period. Other factors contributing to the decrease in the Company’s gross profit rate included a higher mix of sales of consumables; increased commodity costs, which resulted in higher merchandise purchase costs; higher markdowns to sell through certain home and apparel products; and increased transportation costs, which were impacted by higher fuel rates. These factors were partially offset by selective price increases, lower inventory shrinkage and lower distribution center costs, as a percentage of sales.

SG&A expense was 22.3 percent of sales in the 2011 39-week period compared to 22.8 percent in the 2010 period, a decrease of 54 basis points. SG&A, as a percentage of sales, was favorably impacted by the increase in sales, as well as a decrease in incentive compensation and various cost reduction and productivity initiatives, partially offset by increased depreciation expense. Retail salaries increased at a rate lower than the increase in sales reflecting the rollout of a new workforce management system in the period. SG&A in the 2011 period included expenses totaling $13.1 million, or 12 basis points, for payments and accruals related to the settlement and expected settlement of two legal matters, and expenses of $0.9 million incurred in connection with a secondary offering of the Company’s common stock in the 2011 third quarter. SG&A in the 2010 period included expenses totaling $15.0 million, or 16 basis points, primarily relating to share-based compensation incurred in connection with a secondary offering of the Company’s common stock.

For the 39-week 2011 period, the Company’s operating profit rate was 9.3 percent of sales compared to an operating profit rate in the 2010 period of 9.1 percent of sales. Excluding expenses in both periods relating to secondary offerings of the Company’s common stock by certain selling shareholders and the settlement and expected settlement of certain legal matters in the 2011 period, the Company’s operating profit increased 13 percent to $997 million, or 9.4 percent of sales, in the 2011 39-week period compared to 9.2 percent of sales in the 2010 39-week period.

Interest expense was $165 million in the 2011 39-week period, a decrease of $44 million from the 2010 period. The decrease was due to lower average outstanding borrowings resulting from the Company’s repurchases of indebtedness in 2011 and 2010 and lower all-in interest rates on its term loan primarily due to reduced notional amounts on interest rate swaps. Total long-term obligations as of October 28, 2011 were $2.72 billion, a net decrease of $566 million from the end of the 2010 third quarter.

Other expense includes pretax losses totaling $60.3 million in the 2011 period and $14.7 million in the 2010 period resulting from the repurchase of the Company’s 10.625 percent senior notes.

The effective income tax rate increased to 37.4 percent for the 2011 period compared to 36.9 percent for the 2010 period.

The Company reported net income of $474 million, or diluted EPS of $1.37, for the 2011 39-week period, compared to net income of $405 million, or diluted EPS of $1.18 for the 2010 period. Excluding expenses as discussed above relating to secondary offerings and the net losses on debt repurchases in each of the 39-week periods and the litigation settlements in the 2011 period, net income for the 2011 39-week period increased by 23 percent to $520 million, or $1.50 per diluted share, compared to adjusted net income of $424 million, or $1.23 per diluted share, in the 2010 39-week period.

Merchandise Inventories

As of October 28, 2011, total merchandise inventories, at cost, were $2.09 billion compared to $1.89 billion as of October 29, 2010, an increase of five percent on a per-store basis. This increase resulted from commodity costs increases, net of LIFO charges, and the addition of new items to the Company’s merchandise offerings. Inventory turns, based on the most recent four quarters, were 5.1 times as of October 28, 2011.

Capital Expenditures

Total additions to property and equipment in the 2011 year-to-date period were $363 million, including $79 million for new leased stores, $73 million for distribution centers, including a new distribution center under construction in Alabama, $68 million for improvements and upgrades to existing stores, $59 million for stores purchased or built by the Company, $59 million for remodels and relocations of existing stores, and $20 million for systems-related capital projects. During the 2011 39-week period, the Company opened 482 new stores, including five new Dollar General Market stores, and remodeled or relocated 544 stores. The Company opened its first stores in Connecticut, New Hampshire and Nevada during the 2011 third quarter.

Share Repurchase Authorization

The Company's Board of Directors has authorized the Company to purchase up to $500 million of its common stock. The Company intends to fund any such repurchases through cash from operations or borrowings on its revolving credit facility. Such repurchases may be effected from time to time through open market repurchases and/or privately negotiated transactions. The timing and amount of repurchase transactions under this program will depend upon price, market conditions, and other factors. At this time, $185 million of the $500 million authorization is expected to be purchased in the 2011 fourth quarter from the Company’s controlling shareholder, Buck Holdings, L.P.(which is controlled by affiliates of KKR and Goldman, Sachs & Co.).The Company expects to repurchase the remainder of the $500 million authorization within a year. However, there can be no assurance as to the number of shares the Company will purchase, if any.

Fiscal 2011 Financial Outlook

The volatility of the macroeconomic environment continues to pressure the consumer and impact the Company’s cost of purchasing and delivering merchandise to its stores. Management continues to closely monitor customers’ responses to the economic and competitive climates.

The following guidance for full year 2011 adjusted operating profit and adjusted diluted earnings per share excludes the same reconciling items as used to reconcile adjusted operating profit, adjusted net income and adjusted diluted earnings per share to the corresponding GAAP measures for the 39-week periods ended October 28, 2011 and October 29, 2010 as detailed in the accompanying table.

For the 53-week fiscal year ending February 3, 2012, the Company is raising its expectation for full year earnings. The Company currently expects to report adjusted diluted earnings per share in the range of $2.29 to $2.32 based on 345 million weighted average diluted shares, assuming $185 million of share repurchases in the fourth quarter. The full year 2011 tax rate is expected to be approximately 38 percent. The Company expects total sales for the 53-week 2011 fiscal year to increase approximately 13 percent. Same-store sales, based on the comparable 52-week periods ended January 27, 2012 and January 28, 2011, are now expected to increase in a range of approximately 5.6 to 5.8 percent. Same-store sales in the 2011 fourth quarter, based on comparable 13-week periods, are expected to increase approximately five percent. Adjusted operating profit for the 53-week 2011 period is expected to increase approximately 15 percent over fiscal 2010, driven by increased sales and prudent expense management. The Company expects a decrease in its gross profit rate comparable to the decrease experienced in the 39-week period as the result of purchase cost increases, higher fuel costs and weakness in discretionary spending. This guidance now includes an estimated full year LIFO charge of approximately $35 million. 2011 interest expense is now expected to be in the range of $205 million to $210 million.

In fiscal year 2011, the Company plans to open approximately 625 new stores, including 12 Dollar General Market stores, and to remodel or relocate a total of approximately 575 stores, including 482 new stores opened and 544 stores remodeled or relocated through the third quarter. Capital expenditures for the fiscal year are currently expected to be in the range of $550 million to $600 million.

Fiscal 2012 Financial Outlook

In fiscal year 2012, the Company plans to open approximately 625 new stores, including approximately 40 Dollar General Market stores. In addition, the Company plans to remodel or relocate a total of approximately 550 stores. Square footage is again expected to increase by approximately seven percent. Approximately 80 stores are expected to be opened in new markets, including California, Nevada, Connecticut, Massachusetts and New Hampshire. The Company plans to lease a distribution center in California to support its stores in the western states and expects to complete the construction of its new Alabama distribution center in early 2012.

The Company plans to share its expectations for full year 2012 financial results when it reports fourth quarter and full year 2011 results.

Conference Call Information

The Company will hold a conference call on Monday, December 5, 2011, at 9:00 a.m. CT/10:00 a.m. ET, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General." The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Monday, December 19, 2011, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 63033334.

Non-GAAP Disclosure

Certain financial information provided in this press release and the accompanying tables has not been derived in accordance with generally accepted accounting principles (“GAAP”), including adjusted operating profit, adjusted net income, adjusted diluted EPS, EBITDA, and adjusted EBITDA. In addition to historical results, full year earnings and operating profit guidance for fiscal 2011 are based on adjusted net income and adjusted operating profit. Reconciliations of all of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules. The Company believes that providing comparisons to operating profit, net income, and diluted earnings per share, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance.

The Company believes that the presentation of EBITDA and adjusted EBITDA is appropriate to provide additional information about the calculation of the senior secured incurrence test, a material financial ratio in the Company’s credit agreements. Adjusted EBITDA is a material component of that ratio.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the sections entitled “Fiscal 2011 Financial Outlook” and “Fiscal 2012 Financial Outlook” as well as other statements regarding our outlook, plans and intentions. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “may,” “should,” “could,” “believe,” “anticipate,” “project,” “plan,” “schedule,” “on track,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “focus,” “intend,” “committed,” “continue,” or “will likely result,” and similar expressions that concern our strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which we expected. We derive many of these statements from our operating budgets and forecasts, which are based on many detailed assumptions that we believe are reasonable. However, it is very difficult to predict the effect of known factors, and we cannot anticipate all factors that could affect our actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  failure to successfully execute the Company’s growth strategy, including delays in store growth, difficulties executing sales and operating profit margin initiatives and inventory shrinkage reduction;
  the failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  risks and challenges in connection with sourcing merchandise from domestic and foreign vendors, as well as trade restrictions;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands and in achieving its other initiatives;
  unfavorable publicity or consumer perception of the Company’s products;
  the Company’s debt levels and restrictions in its debt agreements;
  economic conditions, including their effect on the financial and capital markets, the Company’s suppliers and business partners, employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation and the cost of goods;
  increases in commodity prices (including, without limitation, cotton, wheat, corn, sugar, oil, paper and resin);
  levels of inventory shrinkage;
  seasonality of the Company’s business;
  increases in costs of fuel or other energy, transportation or utilities costs and in the costs of labor, employment and healthcare;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare and unionization) and developments in and outcomes of legal proceedings, investigations or audits;
  disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments or work stoppages or other labor disruptions that could impede the receipt of merchandise;
  delays or unanticipated expenses in constructing new distribution centers;
  damage or interruption to the Company’s information systems;
  changes in the competitive environment in the Company’s industry and the markets where the Company operates;
  natural disasters, unusual weather conditions, pandemic outbreaks, boycotts, war and geo-political events;
  the incurrence of material uninsured losses, excessive insurance costs or accident costs;
  the Company’s failure to protect its brand name;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  interest rate and currency exchange fluctuations;
  a data security breach;
  the Company’s failure to maintain effective internal controls;
  changes to income tax expense due to changes in or interpretation of tax laws, or as a result of federal or state income tax examinations;
  changes to or new accounting guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2011 and any subsequent quarterly filings on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its other SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With 9,813 stores in 38 states as of October 28, 2011, Dollar General has more locations than any other discount retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	October 28,	October 29,	January 28,
	2011	2010	2011
ASSETS
Current assets:
Cash and cash equivalents	$118,580	$237,906	$497,446
Merchandise inventories	2,089,722	1,885,753	1,765,433
Income taxes receivable	48,807	27,677	-
Prepaid expenses and other current assets	135,746	121,422	104,946
Total current assets	2,392,855	2,272,758	2,367,825
Net property and equipment	1,716,797	1,414,700	1,524,575
Goodwill	4,338,589	4,338,589	4,338,589
Intangible assets, net	1,240,733	1,262,834	1,256,922
Other assets, net	46,908	60,693	58,311
Total assets	$9,735,882	$9,349,574	$9,546,222

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$763	$1,358	$1,157
Accounts payable	1,132,544	971,538	953,641
Accrued expenses and other	414,977	378,750	347,741
Income taxes payable	1,111	14,068	25,980
Deferred income taxes	22,826	44,601	36,854
Total current liabilities	1,572,221	1,410,315	1,365,373
Long-term obligations	2,721,061	3,286,907	3,287,070
Deferred income taxes	647,329	565,510	598,565
Other liabilities	233,950	254,669	231,582
Total liabilities	5,174,561	5,517,401	5,482,590

Commitments and contingencies

Redeemable common stock	7,309	14,783	9,153

Shareholders' equity:
Preferred stock	-	-	-
Common stock	299,514	298,459	298,819
Additional paid-in capital	2,957,267	2,937,300	2,945,024
Retained earnings	1,305,107	608,386	830,932
Accumulated other comprehensive loss	(7,876)	(26,755)	(20,296)
Total shareholders' equity	4,554,012	3,817,390	4,054,479
Total liabilities and shareholders' equity	$9,735,882	$9,349,574	$9,546,222

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	October 28,	% of Net	October 29,	% of Net
	2011	Sales	2010	Sales
Net sales	$3,595,224	100.00%	$3,223,427	100.00%
Cost of goods sold	2,479,422	68.96	2,212,759	68.65
Gross profit	1,115,802	31.04	1,010,668	31.35
Selling, general and administrative expenses	804,885	22.39	736,334	22.84
Operating profit	310,917	8.65	274,334	8.51
Interest income	(10)	(0.00)	(90)	(0.00)
Interest expense	38,642	1.07	67,235	2.09
Other (income) expense	53	0.00	8,312	0.26
Income before income taxes	272,232	7.57	198,877	6.17
Income tax expense	101,068	2.81	70,757	2.20
Net income	$171,164	4.76%	$128,120	3.97%

Earnings per share:
Basic	$0.50		$0.38
Diluted	$0.50		$0.37
Weighted average shares outstanding:
Basic	341,955		341,062
Diluted	345,777		344,739

	For the 39 Weeks Ended
	October 28,	% of Net	October 29,	% of Net
	2011	Sales	2010	Sales
Net sales	$10,622,115	100.00%	$9,548,896	100.00%
Cost of goods sold	7,270,574	68.45	6,502,493	68.10
Gross profit	3,351,541	31.55	3,046,403	31.90
Selling, general and administrative expenses	2,368,977	22.30	2,180,589	22.84
Operating profit	982,564	9.25	865,814	9.07
Interest income	(55)	(0.00)	(128)	(0.00)
Interest expense	164,886	1.55	208,583	2.18
Other (income) expense	60,564	0.57	14,983	0.16
Income before income taxes	757,169	7.13	642,376	6.73
Income tax expense	282,994	2.66	237,065	2.48
Net income	$474,175	4.46%	$405,311	4.24%

Earnings per share:
Basic	$1.39		$1.19
Diluted	$1.37		$1.18
Weighted average shares outstanding:
Basic	341,670		340,961
Diluted	345,598		344,628

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	For the 39 Weeks Ended
	October 28,	October 29,
	2011	2010
Cash flows from operating activities:
Net income	$474,175	$405,311
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	204,771	189,739
Deferred income taxes	23,977	31,620
Tax benefit of stock options	(16,101)	(6,413)
Loss on debt retirement, net	60,303	14,576
Non-cash share-based compensation	10,969	11,620
Other non-cash gains and losses	31,656	7,920
Change in operating assets and liabilities:
Merchandise inventories	(350,932)	(366,903)
Prepaid expenses and other current assets	(30,899)	(26,412)
Accounts payable	164,336	146,933
Accrued expenses and other	89,993	1,091
Income taxes	(57,575)	(4,178)
Other	(174)	(1,108)
Net cash provided by operating activities	604,499	403,796

Cash flows from investing activities:
Purchases of property and equipment	(363,099)	(259,243)
Proceeds from sale of property and equipment	729	868
Net cash used in investing activities	(362,370)	(258,375)

Cash flows from financing activities:
Issuance of common stock	177	599
Repayments of long-term obligations	(911,708)	(130,654)
Borrowings under revolving credit agreement	1,485,000	-
Repayments of borrowings under revolving credit agreement	(1,197,200)	-
Repurchases of common stock and settlement of equity awards, net of employee taxes paid	(13,365)	(5,949)
Tax benefit of stock options	16,101	6,413
Net cash used in financing activities	(620,995)	(129,591)

Net increase (decrease) in cash and cash equivalents	(378,866)	15,830
Cash and cash equivalents, beginning of period	497,446	222,076
Cash and cash equivalents, end of period	$118,580	$237,906

Supplemental cash flow information:
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$44,225	$24,046
Cash paid for:
Interest	$151,123	$161,385
Income taxes	$301,643	$246,198

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Selling, General & Administrative Expenses, Adjusted Operating Profit,
Adjusted Net Income and Adjusted Diluted Earnings Per Share
(in millions, except per share amounts)

	For the 13 Weeks Ended
	October 28, 2011		October 29, 2010		Increase
	$	% of Net Sales	$	% of Net Sales	$	%
Net sales	$3,595.2		$3,223.4		$371.8	11.5%

Selling, general and administrative	$804.9	22.39%	$736.3	22.84%	$68.6	9.3%
Secondary offering expenses	(0.4)		-
Acceleration of equity-based compensation	(0.5)		-
Adjusted SG&A	$804.0	22.36%	$736.3	22.84%	$67.7	9.2%

Operating profit	$310.9	8.65%	$274.3	8.51%	$36.6	13.3%
Secondary offering expenses	0.4		-
Acceleration of equity-based compensation	0.5		-
Adjusted operating profit	$311.8	8.67%	$274.3	8.51%	$37.5	13.7%

Net income	$171.2	4.76%	$128.1	3.97%	$43.0	33.6%
Secondary offering expenses	0.4		-
Acceleration of equity-based compensation	0.5		-
Repurchase of long-term obligations	-		8.2
Total adjustments	0.9		8.2
Income tax effect of adjustments	(0.2)		(3.2)
Net adjustments	0.7		5.0
Adjusted net income	$171.9	4.78%	$133.1	4.13%	$38.8	29.2%

Diluted earnings per share:
As reported	$0.50		$0.37
Adjusted	$0.50		$0.39

Weighted average diluted shares outstanding	345.8		344.7

	For the 39 Weeks Ended
	October 28, 2011		October 29, 2010		Increase
	$	% of Net Sales	$	% of Net Sales	$	%
Net sales	$10,622.1		$9,548.9		$1,073.2	11.2%

Selling, general and administrative	$2,369.0	22.30%	$2,180.6	22.84%	$188.4	8.6%
Litigation settlements	(13.1)		-
Secondary offering expenses	(0.4)		(0.7)
Acceleration of equity-based compensation	(0.5)		(14.3)
Adjusted SG&A	$2,355.0	22.17%	$2,165.6	22.68%	$189.4	8.7%

Operating profit	$982.6	9.25%	$865.8	9.07%	$116.8	13.5%
Litigation settlements	13.1		-
Secondary offering expenses	0.4		0.7
Acceleration of equity-based compensation	0.5		14.3
Adjusted operating profit	$996.6	9.38%	$880.8	9.22%	$115.8	13.1%

Net income	$474.2	4.46%	$405.3	4.24%	$68.9	17.0%
Litigation settlements	13.1		-
Secondary offering expenses	0.4		0.7
Acceleration of equity-based compensation	0.5		14.3
Repurchase of long-term obligations	60.3		14.6
Total adjustments	74.3		29.6
Income tax effect of adjustments	(28.9)		(11.3)
Net adjustments	45.4		18.3
Adjusted net income	$519.6	4.89%	$423.6	4.44%	$96.0	22.7%

Diluted earnings per share:
As reported	$1.37		$1.18
Adjusted	$1.50		$1.23

Weighted average diluted shares outstanding	345.6		344.6

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	October 28, 2011	October 29, 2010	% Change
Consumables	$2,705,765	$2,378,667	13.8%
Seasonal	433,931	401,544	8.1%
Home products	236,951	223,026	6.2%
Apparel	218,577	220,190	-0.7%
Net sales	$3,595,224	$3,223,427	11.5%

	For the 39 Weeks Ended
	October 28, 2011	October 29, 2010	% Change
Consumables	$7,845,905	$6,907,541	13.6%
Seasonal	1,393,557	1,302,780	7.0%
Home products	706,962	670,352	5.5%
Apparel	675,691	668,223	1.1%
Net sales	$10,622,115	$9,548,896	11.2%

Store Activity

		For the 39 Weeks Ended
		October 28, 2011	October 29, 2010

Beginning store count		9,372	8,828
New store openings		482	491
Store closings		(41)	(46)
Net new stores		441	445
Ending store count		9,813	9,273
Total selling square footage (000's)		70,737	66,270
Growth rate (square footage)		6.7%	7.6%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Continued)

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	For the Quarter		For the		For the Four Quarters
	(13 Weeks) Ended		39 Weeks Ended		(52 Weeks) Ended
	October 28,	October 29,	October 28,	October 29,	October 28,	October 29,
(In millions)	2011	2010	2011	2010	2011	2010

Net income	$171.2	$128.1	$474.2	$405.3	$696.8	$492.5
Add (subtract):
Interest income	(0.0)	(0.1)	(0.0)	(0.1)	(0.1)	(0.1)
Interest expense	38.6	67.2	164.9	208.5	230.5	287.4
Depreciation and amortization	66.3	60.4	196.0	180.3	258.0	239.6
Income taxes	101.1	70.8	283.0	237.1	403.0	294.1
EBITDA	377.2	326.4	1,118.1	1,031.1	1,588.2	1,313.5

Adjustments:
Loss on debt retirement, net	-	8.2	60.3	14.6	60.3	69.9
Loss on hedging instruments	0.1	0.1	0.3	0.3	0.4	1.8
Impact of markdowns related to inventory clearance activities, net of purchase accounting adjustments	-	-	-	-	-	(0.7)
Advisory and consulting fees to affiliates	-	-	-	0.1	-	59.2
Non-cash expense for share-based awards	4.2	3.3	11.0	12.8	14.2	22.1
Litigation settlement and related costs, net	-	-	13.1	-	13.1	-
Indirect costs related to merger and stock offering	0.4	0.2	0.4	1.0	0.7	5.9
Other non-cash charges (including LIFO)	13.1	1.4	30.7	6.6	35.6	4.4
Total Adjustments	17.8	13.2	115.8	35.4	124.3	162.6
Adjusted EBITDA	$395.0	$339.6	$1,233.9	$1,066.5	$1,712.5	$1,476.1

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Continued)
(Dollars in millions)

Senior Secured Incurrence Test

	October 28,	October 29,
	2011	2010
Senior secured debt	$2,271.1	$1,984.9
Less: cash	118.6	237.9
Senior secured debt, net of cash	$2,152.5	$1,747.0
Adjusted EBITDA	$1,712.5	$1,476.1
Ratio of senior secured debt, net of cash, to Adjusted EBITDA	1.3x	1.2x

Calculation of Ratio of Long-Term Obligations to Adjusted EBITDA

	October 28,	October 29,
	2011	2010
Total long-term obligations	$2,721.8	$3,288.3
Adjusted EBITDA	$1,712.5	$1,476.1
Ratio of long-term obligations to Adjusted EBITDA	1.6x	2.2x

Calculation of Ratio of Long-Term Obligations, net of Cash, to Adjusted EBITDA

	October 28,	October 29,
	2011	2010
Total long-term obligations	$2,721.8	$3,288.3
Less: cash	118.6	237.9
Total long-term obligations, net of cash	$2,603.2	$3,050.4
Adjusted EBITDA	$1,712.5	$1,476.1
Ratio of long-term obligations, net of cash, to Adjusted EBITDA	1.5x	2.1x

CONTACT:
Dollar General Corporation
Investors:
Mary Winn Gordon, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525
or
Media:
Tawn Earnest, 615-855-5209